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                                                                      EXHIBIT 99

                    IDT TO ACQUIRE QUALITY SEMICONDUCTOR

 MERGER ENHANCES INDUSTRY-LEADING, HIGH-PERFORMANCE LOGIC OFFERINGS WITH STRONG PORTFOLIO OF PHASE LOCK LOOPS, BUS SWITCHES, FCT LOGIC AND NETWORKING PRODUCTS

SANTA CLARA, Calif.--(BUSINESS WIRE)--Nov. 2, 1998-- IDT (Nasdaq: IDTI - news) and Quality Semiconductor (QSI) (Nasdaq: QUAL - news) today announced the signing of a definitive agreement for QSI, a provider of high-performance logic and networking semiconductor products, to merge with IDT.

Under the terms of the agreement, each issued and outstanding share of QSI will be exchanged for 0.6875 shares of IDT's common stock. The merger, which is planned to close during the fourth quarter of IDT's fiscal 1999, is expected to be accounted for as a pooling of interests. Looking forward to fiscal 2000, excluding transaction-related costs and potential costs to combine manufacturing operations, the transaction is expected to benefit operating results.

"This is an excellent opportunity for IDT to enhance its product offerings and grow revenue while keeping costs well in-hand," said Len Perham, IDT's president and chief executive officer. "The strategic acquisition of Quality Semiconductor will provide value for our customers, our employees and the shareholders of both companies. QSI will be an excellent addition to the IDT family."

"We are pleased to add our strong product portfolio and design expertise to IDT's high-performance logic and networking product families," said R. Paul Gupta, QSI's president and CEO. "For QSI, the benefits of this agreement include a broader market for our products, access to IDT's large, worldwide selling organization, and the breadth of additional IDT solutions for the QSI customer. In addition, the QSI board felt that the terms of the transaction were attractive to and in the best interest of QSI's shareholders."

IDT is a leader in the high-performance logic market, with market share second only to Texas Instruments. The addition of QSI's portfolio of QuickSwitch(R) devices, clock management devices and 5- and 3.3-volt logic add particular strength to IDT's line-up of high-performance logic, further solidifying the company as a major player for a wide range of logic products.

"Quality's products complement our own portfolio nicely, both in providing enhanced families of clock management and bus switch devices as well as providing several unique FCT and LCX parts," said Stefan Braken-Guelke, IDT's vice president of logic products. "Through the combined line-up of product offerings and several new product efforts we have underway, we are positioned extremely well to serve our customers in this growing market."

About Quality Semiconductor

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Quality Semiconductor, Inc. (QSI) designs, develops and markets high-performance logic and networking semiconductor products. The Company targets systems manufacturers principally in the networking, personal computer and workstation markets. The Company's logic products include the 3.3-volt and 5-volt QSFCT families of high-speed, low-noise interface logic devices; the QuickSwitch family of high-speed, low-resistance bus switches; a family of low-skew clock management products; a family of analog switch devices, JTAG devices, and advanced ICs for Fast Ethernet networking applications.

QSI is headquartered in Santa Clara, Calif. and employs 200 people worldwide with manufacturing and product design facilities located in Sydney, Australia. Information about QSI can be found on the Company's Web site at www.qualitysemi.com.
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About IDT

IDT enables a digitally connected world by providing innovative semiconductor solutions to leading-edge system designers in communications and computing. IDT's broad product mix consists of communications memories, networking devices, both RISC and x86 microprocessors, high-speed SRAMs and high-performance logic. The Company's innovative technologies and products take aim at markets expected to exceed a total of $20 billion in 1998.

Headquartered in Santa Clara, Calif., the Company employs approximately 4,800 people worldwide and has manufacturing facilities in California, Oregon, the Philippines and Malaysia. IDT stock is traded on the Nasdaq stock market under the symbol "IDTI." Additional information about IDT is easily accessible through the World Wide Web (www.idt.com), CD ROM by calling 800/345-7015, or via
                            -----------
fax-on-demand at 800/9-IDT-FAX.  The investor hotline is 408/654-6420.

Forward-looking statements in this release, including statements related to the impact of the transaction on operating results, the product and operational benefits of the merger, the integration efficiencies to be realized following the merger, and the accounting treatment for the transaction, involve a number of risks and uncertainties including, but not limited to, disruption in distribution channels, competition, product demand, employee relations, ability to obtain required consents to assignment of certain contracts, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, availability of capital, cash flow, the challenges involved with integrating the two companies, and other risk factors detailed in the Company's Securities and Exchange Commission Filings. Actual results may differ materially from the Company's projections.

QuickSwitch is a registered trademark of Quality Semiconductor, Inc.

Contact:
  IDT Inc.
  IDT Financial Contact:
  Michael Tierney, 408/654-6766
  michael.tierney@idt.com

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     or
  IDT Press Contacts:
  Julie Cline, 408/654-6464
  cline@idt.com
     or
  Tsantes and Associates
  Anna Leonard, 408/369-1500
  ann@tsantes.com
     or
  QSI Financial Contact:
  Stephen H. Vonderach, 408/450-8000
  stephen_vonderach@qualitysemi.com
     or
  QSI Press Contact:
  Morgen-Walke Associates Inc.
  Jim Byers or Carol Bass or Paul Sloan, 415/296-7383